Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Modtech Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-102933, No. 333-91204, No. 333-79023 and No. 333-81169) on Form S-8 of Modtech Holdings, Inc. of our report dated June 16, 2005, with respect to the consolidated statements of operations, shareholders’ equity, and cash flows of Modtech Holdings, Inc. for the year ended December 31, 2004, and the related financial statement schedule II for the year ended December 31, 2004, which report appears in the December 31, 2006 Annual Report on Form 10-K of Modtech Holdings, Inc.

/s/ KPMG LLP
Costa Mesa, California
April 2, 2007